Exhibit 10.28

CONTINGENT PAYMENT AGREEMENT
BETWEEN
BIOVEST INTERNATIONAL, INC.
AND
CORPS REAL, LLC

This Contingent Payment Agreement (this “Agreement”) is made as of August 2, 2013 (the “Effective Date”), by and between BIOVEST INTERNATIONAL, INC., a Delaware corporation (“Biovest”), and CORPS REAL, LLC, an Illinois limited liability company (“Company”).  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to such terms in the Security Agreement (as defined below).

RECITALS

WHEREAS, Biovest (along with its former subsidiaries, Biovax, Inc., AutovaxID, Inc., Biolender, LLC, and Biolender II, LLC), was previously a debtor and debtor in possession in the jointly administered bankruptcy cases of Biovest and its aforementioned subsidiaries (the “Initial Biovest Bankruptcy Case”) filed in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”);

WHEREAS, by order dated November 2, 2010, the Bankruptcy Court entered an order in the Initial Biovest Bankruptcy Case confirming the First Amended Joint Plan of Reorganization (the “2010 Plan of Reorganization”);

WHEREAS, in accordance with the 2010 Plan of Reorganization, Biovest entered into a Term Loan and Security Agreement, dated as of November 17, 2010, by and among Biovest, LV Administrative Services, Inc., as administrative and collateral agent for the Lenders, and the Lenders party thereto (the “Security Agreement”);

WHEREAS, pursuant to the terms and conditions of the Security Agreement, Biovest entered into a Contingent Payment Agreement with the Company and other Contingent Payment Agreements in order to grant contingent payments to each of the Company, Erato Corp. (now known as Calliope Corporation), Valens Offshore SPV II, Corp., Valens U.S. SPV I, LLC, and PSource Structured Debt Limited (collectively, the “Contingent Payment Payees”) , (a) in the aggregate amount of six and twenty-five hundredths percent (6.25%) of the Gross Revenue derived from the sale, license or other disposition of the Biovest Biologic Products received by Biovest or its Affiliates (the “Aggregate Biovest Contingent Payment”) and (b) in the aggregate amount of  six and twenty-five hundredths percent (6.25%) of the Gross Revenue derived from the sale, license or other disposition of the Biovest Biologic Products received by Sublicensees and Transferees (the “Aggregate Sublicensee/Transferee Contingent Payment”) as more particularly described below;

WHEREAS, on March 6, 2013, Biovest subsequently filed in the Bankruptcy Court a new voluntary case for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et.seq. (the “New Biovest Bankruptcy Case”);

WHEREAS, by an Order dated June 28, 2013, in the New Biovest Bankruptcy case, the Bankruptcy Court confirmed the First Amended Plan of Reorganization of Biovest (the “2013 Plan of Reorganization”);

WHEREAS, pursuant to the 2013 Plan of Reorganization, Company and the Contingent Payment Payees have agreed to allocate each of the Aggregate Biovest Contingent Payment and the Aggregate Sublicense/Transferee Contingent Payment 4.75% to the Contingent Payment Payees and 1.50% to Company;

WHEREAS, Company has allocated one-third of its 1.50% Aggregate Biovest Contingent Payment and 1.50% Aggregate Sublicensee/Transferee Contingent Payment to its affiliate Pabeti, Inc. and retained the remaining two-thirds thereof; and

WHEREAS, to give effect to the reallocation of the Aggregate Biovest Contingent Payment and the Aggregate Sublicense/Transferee Contingent Payment, Biovest and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings:

1.1           “Accentia” shall mean Accentia Biopharmaceuticals, Inc., a Florida corporation.

1.2           “Accentia Companies” shall mean Accentia and its subsidiaries, other than Biovest.

1.3           “Aggregate Biovest Contingent Payment” shall have the meaning set forth in the Recitals hereto.

1.4           “Aggregate Sublicensee/Transferee Contingent Payment” shall have the meaning set forth in the Recitals hereto.

1.5           “Affiliate”, with respect to any Party, shall mean any Person or entity controlling, controlled by, or under common control with such Party.  For those purposes, “control” shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person or entity.  Notwithstanding the foregoing, the term “Affiliate” shall not include any arrangement or entity formed to develop and/or commercialize one or more products jointly with one or more non-affiliated Third Parties (“Joint Venture”); provided the product which is the subject of the Joint Venture was not previously owned by Biovest, was not being developed by Biovest prior to the commencement date of the Joint Venture and is not based upon or related to the BiovaxID vaccine or an autologous production process or produced using mouse-human heterohybridoma cell culture techniques.

1.6           “Agreement” shall mean this Contingent Payment Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

1.7           “Bankruptcy Court” shall have the meaning set forth in the Recitals hereto.

1.8           “BBP Purchase Price Allocation” shall have the meaning set forth in Section 6.2 hereto.

1.9           “BiovaxID®” shall mean the personalized, patient-specific therapeutic vaccine, currently in clinical development by Biovest, designed to stimulate the patient's own immune system to recognize and destroy cancerous B-cells for treatment of follicular non-Hodgkin's lymphoma.

1.10           “Biovest” shall have the meaning set forth in the preamble hereto.

1.11           “Biovest Assets” shall have the meaning set forth in Section 6.2 hereto.

1.12           “Biovest Biologic Products” shall mean all biopharmaceutical products, including but not limited to monoclonal antibodies, peptides, infectious disease and cancer vaccines, including but not limited to BiovaxID®, autologous cancer vaccines such as for non-Hodgkins lymphoma and renal cell carcinoma, cell-based therapies, stem cells, cytokines, and viruses produced by mouse-human heterohybridoma cell culture techniques, which are currently owned, licensed or being developed by Biovest or its Affiliates or which may be subsequently acquired or developed by Biovest or its Affiliates during the Term of this Agreement.  Notwithstanding the foregoing, Biovest Biologic Products shall not include (i) any vaccines for respiratory viruses, such as influenza, (ii) any biopharmaceutical products produced under contract for Third Parties, (iii) and biopharmaceutical products being developed by Biovest or its Affiliates for Third Parties or (iv) any products owned, licensed, or developed by the Accentia Companies; provided that in the cases of clauses (i), (ii) and (iii), no such vaccine for a respiratory virus or biopharmaceutical product shall be based upon or related to the BiovaxID vaccine, Biovest’s Intellectual Property (as of the date hereof) or shall be based on an autologous production process or shall be produced using mouse-human heterohybridoma cell culture techniques.

1.13           “Biovest Party” shall have the meaning set forth in Section 3.10 hereto.

1.14           “Biovest Contingent Payment” shall have the meaning set forth in Section 3.1(a) hereto.

1.15           “Contingent Payments” shall have the meaning set forth in Section 3.1(b) hereto.

1.16           “Effective Date” shall have the meaning set forth in the preamble hereto.

1.17           “Full Product Sale” shall mean either (i) the irrevocable sale of all of Biovest’s or its Affiliate’s rights and interest in a specific Biovest Biologic Product to a Third Party, or (ii) the grant to a Third Party of a perpetual worldwide exclusive license to a Biovest Biologic Product in one or more fields of use.

1.18           “Gross Revenue” shall mean any and all revenue or royalties actually received by Biovest or any of its Affiliates, Sublicensees or Transferees from the sale or license of the Biovest Biologic Products, including, without limitation, derived from a Full Product Sale, whether as a single closing payment, installment payments, or continuing license payments or any combination thereof, upfront revenue, milestone revenue, license fees, royalty income, and the market value at the time of transfer of all non-monetary consideration such as barter or counter-trade in the country of disposition.  “Gross Revenues” shall not include revenue from sales of Biovest Biologic Products at below-market prices or rates to the indigent, poor, or disadvantaged pursuant to any program of Biovest (or any Affiliate, Sublicensee, or Transferee) or any program of any Third Party relating to sales of product to the indigent, poor, or disadvantaged.

1.19           “Initial Biovest Bankruptcy Case” shall have the meaning set forth in the Recitals hereto.

1.20           “New Biovest Bankruptcy Case” shall have the meaning set forth in the Recitals hereto.

1.21           “Party” shall mean Company or Biovest and “Parties” shall mean Company and Biovest.

1.22           “Patent” means (i) any unexpired patent (including inventor’s certificates) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (ii) pending applications for patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.23           “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

1.24           “Prime Rate” shall have the meaning set forth in Section 3.6 hereto.

1.25           “Security Agreement” shall have the meaning set forth in the Recitals hereto.

1.26           “Sublicensee” shall mean the holder of any right to sell, license or otherwise dispose of the Biovest Biologic Products, excluding any licensee or sublicensee in a Full Product Sale.

1.27           “Sublicensee/Transferee Contingent Payment” shall have the meaning set forth in Section 3.1(b) hereto.

1.28           “Term” shall have the meaning set forth in Section 6.1 hereto.

1.29           “Third Party” means any Person or entity other than Company, Biovest or any Affiliate of either Company or Biovest.

1.30           “Third Party Claims” shall have the meaning set forth in Section 5.1 hereto.

1.31           “Transferee” shall mean any Person to whom Biovest or any of its Affiliates shall sell any of the Biovest Biologic Products, excluding any transferee in a Full Product Sale.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Both Parties.  Each Party represents and warrants to the other Party that:  (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate, limited liability company or partnership action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2           Representations and Warranties of Biovest.  Biovest hereby represents and warrants to Company that:

(a)      Biovest has the right to enter into this Agreement and has received all consents and approvals from all Third Parties, including, to the extent applicable, all governmental and quasi-governmental authorities necessary for it to enter into and be bound by the terms of this Agreement;

(b)      Biovest is not aware of any asserted or unasserted claim or demand against any Biovest Biologic Products;

(c)       To the best of Biovest’s knowledge, no Biovest Biologic Product infringes upon any Patent or other proprietary rights of any Third Party; and

(d)      Biovest has not entered into any agreement with any Third Party which is in conflict with the rights granted to Company pursuant to this Agreement.

ARTICLE 3 - CONTINGENT PAYMENTS AND REPORTS

3.1           Contingent Payments.

(a)      Biovest Gross Revenue.  Biovest shall pay to Company, or its assigns, a perpetual contingent payment equal to one percent (1.00%) of the Gross Revenue derived from the sale, license or other disposition of the Biovest Biologic Products received by Biovest or its Affiliates (the “Biovest Contingent Payment”).  For the avoidance of doubt, no contingent payment is granted to Company hereunder with regard to any Biovest activity other than the Biovest Biologic Products, and no right, interest, or license to use any Biovest Biologic Product (or other product or intellectual property of Biovest or its Affiliates) is granted under this Agreement whatsoever.

(b)      Sublicensee and Transferee Gross Revenue.  Biovest shall cause each Sublicensee and Transferee to pay to Company, or its assigns, a perpetual contingent payment equal to one percent (1.00%%) of the Gross Revenue derived from the sale, license or other disposition of the Biovest Biologic Products received by Sublicensees and Transferees (the “Sublicensee/Transferee Contingent Payment”, and together with the Biovest Contingent Payment, the “Contingent Payments”).  For the avoidance of doubt, no contingent payment right is granted to Company hereunder with regard to any Biovest activity other than the Biovest Biologic Products, and no right, interest, or license to use any Biovest Biologic Product (or other product or intellectual property of Biovest or its Affiliates) is granted under this Agreement whatsoever.

3.2           Term of Contingent Payment Obligations.  The Biovest Contingent Payment and the Sublicensee/Transferee Contingent Payment shall continue for so long as Biovest or its Affiliates, Sublicensees or Transferees, as applicable, manufacture, sell, commercialize, or license any Biovest Biologic Product, provided that the Biovest Contingent Payment and the Sublicensee/Transferee Contingent Payment shall terminate as to any Biovest Biologic Product that is the subject of a Full Product Sale as of the effective date of the Full Product Sale, subject to the payment to Company or its assigns of the Biovest Contingent Payment derived from such Full Product Sale, including any Biovest Contingent Payment with respect to any Gross Revenues received by Biovest or any of its Affiliates after the closing of such Full Product Sale.

3.3           Payments of Contingent Payments.  Contingent Payments shall be paid no later than sixty (60) days following the end of the calendar quarter during which the applicable Gross Revenues for the Biovest Biologic Products are actually received by Biovest or its Affiliate, Sublicensee or Transferee, as appropriate.

3.4           Place of Payment.  All Contingent Payments due shall be payable in U.S. Dollars by wire transfer to a bank account designated by Company from time to time.  Biovest shall convert all non-U.S. Dollar sales to U.S. Dollars using the average exchange rates quoted in the Wall Street Journal for the final day of each month in the relevant period for which the Contingent Payment is being paid.  In the event payment of any Contingent Payment is restricted or prohibited by the laws or regulations of a particular country, then, to the extent of such a restriction or prohibition, Contingent Payments shall be paid to Biovest, any Sublicensee or any Transferee, as applicable, in that country and in the currency of said country into an account to be designated by Biovest, such Sublicensee or such Transferee, as applicable.

3.5           Taxation of Payments.

(a)      Insofar as any payment that is due under this Agreement is subject to any tax, duty, levy, or other government imposition, the Party receiving the payment agrees to bear any and all such taxes, duties, levies or impositions.  Each Party hereby authorizes the other Party to withhold such taxes, duties, levies or impositions from the payments in accordance with this Agreement if Biovest, any Sublicensee, any Transferee or Company is required to do so under the laws of the United States or any country where such taxes, duties, levies or impositions are payable.  Whenever a Party deducts such tax, duty, levy or imposition from any payments due, then it shall furnish the other Party with a certificate showing the payment thereof to the United States or any applicable country.

(b)      In the event any payments which are due under this Agreement are subject to value added taxation by any government, then the Party receiving the payment shall bear such value added tax in full and the Party making the payment shall be reimbursed therefor.  If appropriate, the Party receiving payment may add such value added taxes to its royalty accounts, provided such value added taxes are credited against the other Party’s value added tax debt and the other Party is reimbursed in full with respect thereto.  Notwithstanding anything herein to the contrary, the Party making the payment shall have no liability for any value added tax directly or indirectly relating thereto.

(c)      In the event any payment is subject to a withholding or other income tax in any country, promptly following becoming aware of the applicability of any such tax, the Party making the payment shall so advise the other Party.  The Party receiving the payment shall have the right to contest such tax or any such proposed withholding with the appropriate governmental body and the other Party shall provide, at receiving Party’s expense, reasonable cooperation in any such contest.  The Parties shall provide each other with such receipts or other evidence of any tax withheld as is necessary to claim any credit or deduction available to it in other jurisdictions.  Payments shall only be reduced for withholding taxes imposed by the jurisdiction out of which the payment is directly made.

(d)      The Parties hereto agree that, for U.S. federal income tax purposes, this Agreement shall be treated as a contract described under Section 483 of the Internal Revenue Code, and that no U.S. federal income tax shall be withheld from any payment made hereunder, provided that in the case of a payment made to a non-U.S. party, such non-U.S. party shall have furnished to the party making the payment a properly-completed Form W-8BEN.

3.6           Interest.  All payments due hereunder that are not paid when due and payable as specified in this Agreement shall bear interest at an annual rate equal to the prime rate (the “Prime Rate”) for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 5%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

3.7           Right to Documentation.  Upon request, Company shall have the right to request reasonable documentation of Biovest’s calculations to determine Biovest’s Gross Revenue, to request reasonable documentation of any Sublicensee’s or Transferee’s calculations to determine such Sublicensee’s or Transferee’s Gross Revenue, and to request discussion of such calculations with appropriate representatives of Biovest or its Sublicensees or Transferees, as applicable.

3.8           Records Retention.

(a)      Biovest shall keep complete and accurate records pertaining to Biovest’s, Sublicensee’s and Transferee’s Gross Revenue for a period of three (3) calendar years after the year in which such revenue was derived, and in sufficient detail to permit Company to confirm the accuracy of the Biovest Contingent Payment and the Sublicensee/Transferee Contingent Payment calculations hereunder.  Such records shall be available at all reasonable times for inspection by Company or its representatives for verification of the Biovest Contingent Payment and the Sublicensee/Transferee Contingent Payments or compliance with other aspects of this Agreement.

(b)      Biovest shall cause each Sublicensee and Transferee to keep complete and accurate records pertaining to such Sublicensee’s or Transferee’s Gross Revenue for a period of three (3) calendar years after the year in which such revenue was derived, and in sufficient detail to permit Company to confirm the accuracy of the Sublicensee/Transferee Contingent Payments calculations hereunder.  Biovest shall cause such records to be available at all reasonable times for inspection by Company or its representatives for verification of the Sublicensee/Transferee Contingent Payments or compliance with other aspects of this Agreement.

3.9           Audit Request.  At the request of Company, Biovest and/or its Affiliates shall permit, and Biovest shall cause each of its Sublicensees and Transferees to permit, an independent, certified public accountant appointed by Company and acceptable to Biovest (or its Affiliates, Sublicensees or Transferees, as applicable), at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Gross Revenue in the possession or control of Biovest, its Affiliates, Sublicensees or Transferees, for a period of three (3) years after Contingent Payments have accrued, as may be necessary to:  (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the Contingent Payments payable for any calendar quarter in the case of Biovest’s, its Affiliate’s or its Sublicensee’s or Transferee’s failure to report or pay pursuant to this Agreement.  Said accountant shall not disclose to Company any information other than information relating to said reports and Contingent Payments.  Results of any such examination shall be made available to the Company and Biovest and any Sublicensee or Transferee, as applicable.  Company shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of Contingent Payments by Biovest or its Sublicensee or Transferee of more than ten percent (10%) from the amount of the original Contingent Payment made by Biovest or its Sublicensee or Transferee, as applicable.  In such event, Biovest or its Sublicensee or Transferee, as applicable, shall bear the full cost of the performance of such audit.

3.10         No Double Contingent Payments.  In order to prevent the application of a double Contingent Payment hereunder, no Contingent Payment will be payable on sales of Biovest Biologic Products by Biovest or any of its Affiliates (a “Biovest Party”) to another Biovest Party.

ARTICLE 4 - CONFIDENTIALITY

4.1           Use of Name.  Company agrees not to use, directly or indirectly, Biovest’s name or information without Biovest’s prior written consent, except as part of its required filings or in connection with a discussion of the business, as consolidated, of Company.  Biovest agrees not to use, directly or indirectly, Company’s name or information without Company’s prior written consent.  Notwithstanding the foregoing, Company and Biovest may include an accurate description of the terms of this Agreement to the extent required under federal or state securities laws or other mandatory disclosures.

4.2           Confidentiality;  Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term of this Agreement and for three (3) years thereafter, the receiving Party shall keep completely confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than proper performance hereunder, any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information:

(a)       was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)      was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)      became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)      was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)       was independently developed by or for the receiving Party by Persons not having access to such information, as determined by the written records of such party.

ARTICLE 5 - INDEMNIFICATION

5.1           Indemnification by Biovest.  Biovest shall defend, indemnify and hold Company and its officers, directors, employees and consultants harmless from and against any and all claims, suits or causes of action of Third Parties (collectively, “Third Party Claims”) for liability, damages, losses, costs and expenses (including the costs and expenses of attorneys and other professionals), at both trial and appellate levels, relating to Biovest’s and its Affiliates’ and Sublicensees’ activities related to the Biovest Biologic Products contemplated under this Agreement, including, but not limited to, breach of the representations, warranties and obligations of Biovest hereunder.  The foregoing indemnification shall not apply to any claims to the extent caused by the gross negligence or willful misconduct of Company.

5.2           Notice.  In the event of indemnification under Section 5.1, Company shall:  (i) promptly inform Biovest of the Third Party Claim, (ii) permit Biovest to assume direction and control of the defense or claims resulting therefrom (including the right to settle it at the sole discretion of Biovest), and (iii) cooperate as reasonably requested (at the expense of Biovest) in the defense of the Third Party Claim.

5.3           Insurance.

(a)       Prior to the first sale of any Biovest Biologic Products by Biovest under this Agreement, Biovest shall obtain and maintain broad form comprehensive general liability insurance and licensed product liability insurance with a reputable and financially secure insurance carrier, subject to approval by Company, to cover such activities of Biovest under this Agreement.  Such insurance shall provide minimum annual limits of liability of $3,000,000 per occurrence and $5,000,000 in the aggregate with respect to all occurrences being indemnified under this Agreement.  Such insurance policy shall name Company as an additional insured and shall be purchased and kept in force for the period of five (5) years after the cessation of sales of all Biovest Biologic Products under this Agreement.

(b)      At Company’s request, which shall not be more frequently than annually, Biovest shall provide Company evidence of any insurance obtained pursuant to this Section 5.3.

ARTICLE 6 - TERM; TERMINATION

6.1           Term.  This Agreement shall commence as of the Effective Date and shall continue for so long as Biovest, its Affiliates, Sublicensees or Transferees manufacture, sell, commercialize, or license any of the Biovest Biologic Products and satisfy all of their obligations herein or under the terms of any sublicense or similar agreement with Biovest (the “Term”); provided that this Agreement shall terminate as to any Biovest Biologic Product that is the subject of a Full Product Sale as of the effective date of the Full Product Sale, subject to the continuing payment of any Biovest Contingent Payment arising out of such Full Product Sale as required by Section 3.2 of this Agreement.

6.2           Surviving Obligations.  This Agreement and the obligations set forth herein shall be binding on the survivor of any merger or consolidation of Biovest or the purchaser of all or substantially all of the assets of Biovest and any of its Affiliates (collectively, the “Biovest Assets”); provided that, this Agreement shall not be binding on any such purchaser if in connection with such asset sale at the closing thereof, the Company shall have received payment of the Biovest Contingent Payment based on that portion of the purchase price paid by the purchaser for all or substantially all of the Biovest Assets that is allocable to the Biovest Biologic Products along with any related goodwill (the “BBP Purchase Price Allocation”) and the Company shall be entitled to receive the Biovest Contingent Payment with respect to any post-closing purchase price or similar payments to be made by the purchaser with respect to the BBP Purchase Price Allocation.  The BBP Purchase Price Allocation shall be acceptable to Company and shall be included in any asset purchase agreement for the sale of all or substantially all of the Biovest Assets.  If the Parties are unable to agree upon the BBP Purchase Price Allocation, the determination thereof shall be subject to arbitration under Section 7.11(b) hereof.

ARTICLE 7 - MISCELLANEOUS PROVISIONS

7.1           Sublicense Agreements.  Biovest covenants and agrees that each sublicense agreement with any Sublicensee or any agreement with any Transferee with respect to the sale, license or transfer of any Biovest Biologic Product shall include an agreement from the Sublicensee or Transferee to be bound by the terms of Sections 3.1(b), 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8(b), 3.9, 7.11 and 7.12 of this Agreement, and that the Company is a third party beneficiary of any such sublicense, transfer or sale agreement with the right to enforce the terms thereof against the Sublicensee or Transferee, as the case may be.  Biovest shall, promptly following the execution and delivery of any sublicense with any Sublicensee or a transfer or sale agreement with any Transferee with respect to any Biovest Biologic Products, provide a copy to Company of such sublicense or agreement.

7.2           Relationship of Parties.  Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties.  No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

7.3           Assignment.  Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other, which approval is not to be unreasonably withheld; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignor shall remain liable and responsible for the performance and observance of all its duties and obligations hereunder.  This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 7.3 shall be null and void.  The right to any payments made hereunder may be transferred only through a book entry system maintained by Biovest or its agent.  For such purpose, a book entry system is a record of ownership that identifies the owner of an interest in the obligation.

7.4           Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instructions, documents and agreements, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

7.5           Force Majeure.  Neither Party shall be liable to the other for loss or damages nor have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter.  Notwithstanding the foregoing, nothing in this Section 7.5 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

7.6           No Trademark Rights.  Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “BiovaxID”, “Autovax”, “AutovaxID” or “Biovest” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

7.7           Public Announcements.  Except as required by law or as may otherwise be required in connection with the New Biovest Bankruptcy Case, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld.  In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement.

7.8           Notices.  Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if:  (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day.  Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.  Date of service of such notice shall be:  (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

(a)           If to Biovest, addressed to:

Biovest International, Inc.

300 South Hyde Park Ave., Suite 210

Tampa, Florida 33606

Attention: ____________

Facsimile: 813-258-6912

With a copy to:

Charles A. Postler, Esq.
Stichter, Riedel, Blain & Prosser, P.A.
110 East Madison Street, Suite 200
Tampa, Florida  33602
Facsimile:  813-228-1811

(b)           If to Company, addressed to:

Corps Real, LLC
1602 W. Kimmel Street
Marion, Illinois 62959
Attention: Ronald E. Osman
Facsimile (618) 997-4983

7.9           Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.  This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

7.10         Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

7.11         Dispute Resolution.

(a)       Senior Officials.  The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term of this Agreement which relates to either Party’s rights and/or obligations hereunder.  In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  Said designated senior officials are as follows:

For Company:  Ronald E. Osman, Manager

For Biovest:                      ___________________

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of Section 7.11(b).

(b)           Arbitration.  In the event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of both Parties, then such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by Biovest, one by Company, and the third by the two so chosen.  If both or either of Company and/or Biovest fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the American Arbitration Association shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitrator or arbitrators shall be appointed by the New York office of the American Arbitration Association.  The decision of the arbitrators shall be by majority vote and, at the request of either Party, the arbitrators shall issue a written opinion of findings of fact and conclusions of law.  Costs shall be borne as determined by the arbitrators.  Unless the Parties to the arbitration shall otherwise agree to a place of arbitration, the place of arbitration shall be at New York, New York, U.S.A.  The arbitration award shall be final and binding upon the Parties to such arbitration and may be entered in any court having jurisdiction.

7.12           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

7.13           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.14           Entire Agreement of the Parties.  This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, including, without limitation, the agreements governing the Prepetition Biovest Royalty, whether oral or written, between the Parties respecting the subject matter hereof.

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IN WITNESS WHEREOF, each of the Parties has caused this Contingent Payment Agreement to be executed by its duly authorized officer as of the day and year first above written.

BIOVEST INTERNATIONAL, INC.

By:	/s/ David Moser
Name:	David Moser
Title:	Secretary

CORPS REAL, LLC

By:	/s/ Ronald E. Osman
Name:	Ronald E. Osman
Title:	Manager